Exhibit 2.1
FIRST AMENDMENT TO
MERGER AGREEMENT AND PLAN OF REORGANIZATION
     This FIRST AMENDMENT (the “Amendment”) is made as of May 30, 2008 to the Merger Agreement and Plan of Reorganization (“Merger Agreement”), dated as of November 13, 2007, by and among Winston Laboratories, Inc., a Delaware corporation, Getting Ready Corporation, a Delaware corporation, and Winston Acquisition Corp., a Delaware corporation.
RECITAL
     The parties desire to amend the Merger Agreement according to the terms and conditions provided herein.
     NOW THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Amendment to “End Date.” The Merger Agreement is hereby amended by replacing the definition of “End Date” set forth in Section 1.1 in its entirety as follows:
     “‘End Date’ means November 30, 2008.”
     2. Amendment to “Director Nominees.” The Merger Agreement is hereby amended by replacing the name “Steven D. Rubin” in the definition of “Director Nominees” set forth in Section 6.5 with the name “Curt Lockshin.” Furthermore, the last sentence of Section 6.5 of the Merger Agreement is hereby amended to replace the name “Steven D. Rubin” with the name “Curt Lockshin.”
     3. Miscellaneous. Except as expressly provided herein, the Merger Agreement shall continue unmodified and shall remain in full force and effect. All capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. Section headings used herein are for convenience of reference only and are not to be considered part of this Amendment and shall not limit or otherwise affect in any way the meaning or interpretation of this Amendment. This Amendment may be executed simultaneously in two (2) or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
[signatures on next page]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

Winston Laboratories, Inc.
By:	/s/ Joel Bernstein
	Name:	Joel Bernstein
Its: President

Getting Ready Corporation
By:	/s/ Glenn L. Halpryn
	Name:	Glenn L. Halpryn
Its: Chief Executive Officer

Winston Acquisition Corp.
By:	/s/ Glenn L. Halpryn
	Name:	Glenn L. Halpryn
Its: President